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                                                                    EXHIBIT 5.2

                [STRADLING, YOCCA, CARLSON & RAUTH LETTERHEAD]


                               November 26, 1997

Details Capital Corporation
1231 Simon Circle
Anaheim, California 92806

    Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  We have acted as special California counsel for Details Capital Corporation (the "Company") with respect to the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission on November 26, 1997, (as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the exchange of an aggregate of principal amount of up to $110,000,000, at maturity of its new Senior Discount Notes due 2007 (the "Exchange Discount Notes") for a like principal amount of its outstanding Senior Discount Notes due 2007 (the "Original Discount Notes").

  The Exchange Discount Notes will be issued under an indenture dated as of November 18, 1997 between Details Holding Corp. ("Holdings") and State Street Bank and Trust Company, as indenture trustee (the "Trustee"), as amended and supplemented by the supplemental indenture among Holdings, the Company and the Trustee (as so amended and supplemented, the "Indenture").

  As your special California counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the exchange and issuance of the Exchange Discount Notes.

  Based upon the foregoing, it is our opinion that the Exchange Discount Notes have been duly authorized by all requisite corporate action by the Company, and upon completion of the proceedings taken in order to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Exchange Discount Notes, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Discount Notes as contemplated in the Registration Rights Agreement dated as of November 18, 1997, among Holdings, as predecessor in interest to the Company, Details, Inc. and the Initial Purchaser named therein, will be duly authorized, validly issued, fully paid and nonassessable and will be valid and legally binding obligations of the Company.

  We consent to the use of the opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement, and any amendment thereto.

  We understand and agree that Ropes & Gray will rely upon the foregoing opinion in connection with their opinion dated the date hereof and filed as
Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          Stradling, Yocca, Carlson & Rauth
                                          /s/ Stradling, Yocca, Carlson &
                                           Rauth